Exhibit 99.01

Cepheid                   CONTACTS
904 Caribbean Drive
Sunnyvale, CA 94089       AT THE COMPANY:
Telephone: 408.541.4191   --------------
Fax: 408.541.4192         John L. Bishop                  John R. Sluis
                          CEO, Cepheid                    CFO, Cepheid
                          408-541-4191                    408-541-4191
                          john.bishop@cepheid.com         john.sluis@cepheid.com

                          FINANCIAL RELATIONS BOARD:
                          --------------------------
                          Lasse Glassen
                          Investor/Analyst Information
                          310-854-8313
                          lglassen@financialrelationsboard.com

                   CEPHEID REPORTS SECOND QUARTER 2006 RESULTS

    Product sales decrease by 7% despite strong Clinical sales growth of 135% Unexpected weakness in Industrial market combined with anticipated cessation of
     USPS GeneXpert(R) Module Sales lead to decrease in total product sales

SUNNYVALE, Calif., August 8, 2006 -- Cepheid (NASDAQ: CPHD) today announced financial results for the second quarter ended June 30, 2006.

Total product sales for the second quarter ended June 30, 2006 decreased 7% to approximately $18.9 million from approximately $20.2 million for the corresponding prior year period while total product sales for the six months ended June 30, 2006 decreased 2% to approximately $38.2 million from approximately $39.0 million for the corresponding prior year period. The decrease in product sales for the quarter was the result of lower than expected industrial market sales and the anticipated cessation of GeneXpert module sales to the United States Postal Service (USPS) resulting from the completion of the Biohazard Detection System (BDS) installation program in 2005. The sales decrease was partially offset by a 135% increase in clinical market sales. For the three and six months ended June 30, 2005, sales of GeneXpert modules to the USPS were $3.0 million and $6.6 million respectively. As anticipated, there were no sales of GeneXpert modules to the USPS for the first six months of 2006. Accordingly, sales of all other products increased 10% and 18% for the three and six month periods of 2006, respectively, when compared to the same periods of 2005.

Net loss for the quarter ended June 30, 2006 was approximately $7.0 million, or $0.13 per share, compared to a net loss of approximately $3.6 million, or $0.09 per share, for the corresponding prior year period. Net loss for the six month period ended June 30, 2006 was $13.7 million or $0.28 per share compared to a net loss of $7.1 million or $0.17 per share for the same period of last year. Beginning this year, the Company implemented the provisions of SFAS 123(R) which resulted in stock compensation expense being reflected in operating results for the first time. As a result, stock compensation expense included in the net loss for the quarter ended June 30, 2006 was $1.9 million, or $0.04 per diluted shared, and $3.6 million, or $0.08 per diluted share, for the six months ended June 30, 2006.

Clinical product sales increased 135% to $4.0 million in the second quarter of 2006 from $1.7 million in the second quarter of 2005 and represented 21% of total product sales for the second quarter of 2006 as compared to 9% of total product sales for the second quarter of 2005. Clinical product sales increased 133% to $7.7 million for the six months ended June 30, 2006 from $3.3 million for the six months ended June 30, 2005 and represented 20% of total product sales as compared to 8% of total product sales for the six months ended June 30, 2005.

Industrial product sales decreased 29% to $2.8 million in the second quarter of 2006 from $3.9 million in the second quarter of 2005 and represented 15% of total product sales in the second quarter of 2006 as compared to 19% of total product sales in the second quarter of 2005 while industrial product sales increased 2% to $6.2 million for the six months ended June 30, 2006 from $6.1 million for the six months ended June 30, 2005 and represented 16% of total product sales in both periods.

Biothreat product sales decreased by 17% to $12.1 million in the second quarter of 2006 from $14.6 million in the second quarter of 2005 and represented 64% of total product sales in the second quarter of 2006 as compared to 72% in the second quarter of 2005 while biothreat product sales decreased 18% to $24.3 million for the six months ended June 30, 2006 from $29.6 million for the six months ended June 30, 2005 and represented 64% of total product sales as compared to 76% of total product sales for the six months ended June 30, 2005. The expected decrease in product sales in the biothreat market was a result of the fourth quarter 2005 completion of the installation of the BDS in the USPS processing centers and the resulting completion of additional GeneXpert modules sales for the USPS BDS program.

Other revenues, including contract and grant and government sponsored research revenue, decreased 18% to approximately $1.0 million for the second quarter of 2006 as compared to $1.2 million in the second quarter of 2005 while other revenues decreased 7% to approximately $1.9 million for the six months ended June 30, 2006 as compared to $2.0 million for the six months ended June 30, 2005. The decrease in other revenues for the quarter and for the first six months as compared to the corresponding prior year periods was due primarily to the decrease in grant and government sponsored research revenue.

The gross margin percentage on product sales for the quarter ended and six months ended June 30, 2006 decreased to 38% and 40% from 42% and 43% for the prior year quarter and six months ended June 30, 2005. The cost of product sales for the second quarter ended June 30, 2006 included $0.2 million of stock compensation expense and $0.4 million for the six months ended June 30, 2006, which had an impact of 1% on product gross margin percentage for the quarter and for the six months ended June 30, 2006. The decrease in gross margin was due primarily to unfavorable product mix as compared to the comparable periods of 2005. The Company did not experience a recurrence of any process manufacturing inefficiencies on existing products.

"Based on the decrease in Industrial sales, our total sales for the quarter were disappointing. It appears that the government redirected funding away from our traditional educational and research laboratory customers in favor of various other government initiatives," commented John Bishop, Cepheid's CEO. "We have experienced temporary funding realignments in the past and the market has recovered as normal funding levels are resumed."

Mr. Bishop added, "As previously noted, installation of Biohazard Detection Systems (BDS) within United States Postal Service (USPS) processing centers was completed during the fourth quarter of 2005. As expected, no sales of additional GeneXpert modules for the USPS program are planned for 2006. The program continues to run well with over 3.0 million tests run to-date. We are currently working on the next follow-on anthrax test cartridge purchase order which, is expected to be initiated in the fourth quarter this year."

"In the Clinical market, we continued to make good progress in both sales growth and in stronger strategic positioning. Under the European CE mark initiative, during the quarter we released products for GBS and EV on our GeneXpert system and for EBV, CMV, VZV, and GBS on our SmartCycler system. In addition, the marketing launch of our 16 module GeneXpert system was initiated during the American Society of Microbiology meeting. We also entered into a collaboration with the Foundation for Innovative Diagnostics (FIND), a Geneva-based non-profit organization, to develop a new, rapid molecular diagnostic test for tuberculosis
(TB) on our GeneXpert system. Funded by the Bill and Melinda Gates Foundation, FIND is dedicated to identifying and applying the latest biotechnology innovations to develop affordable diagnostic tests for diseases affecting underprivileged populations in developing countries. We also expect the resultant test to be highly useful in developed countries around the world."

2006 OUTLOOK

Commenting on Cepheid's outlook for 2006, Mr. Bishop stated:

"Subsequent to the close of the quarter, our Group B Streptococcus (GBS) assay on the GeneXpert System was cleared by the FDA. The 510k clearance constitutes FDA clearance of the GBS assay and the GeneXpert instrument. The performance characteristics of the Xpert GBS Assay were determined from the evaluation of laboratory testing done on specimens from 791 maternity patients. All subjects had culturing done and most also had a 2nd GBS Nucleic Acid Amplification Test
(NAAT) performed. The 2nd NAAT targets a sequence in the cfb gene and was previously FDA-cleared. As compared to culture, the Xpert GBS test demonstrated a sensitivity of 91.9% and specificity of 95.6% for intrapartum specimens and a sensitivity of 85.3% and specificity of 98.1% for antepartum specimens. The 2nd previously cleared GBS NAAT test demonstrated a sensitivity of 81.4% and specificity of 95.6% for intrapartum specimens and a sensitivity of 74.5% and specificity of 97.0% for antepartum specimens. As cleared, the package instruction sheet provides for use by both laboratory and non-laboratory personnel. We expect a formal 'moderate complexity' ruling in the immediate future."

"We expect to receive word on our second 510k for Enterovirus meningitis on the GeneXpert System, which was submitted to the FDA during the quarter, by the end of the third quarter of this year."

"Development of our MRSA/MSSA assay on the GeneXpert System is continuing. Our objective is to provide the clinician with the ability to simultaneously identify methicillin sensitive and resistant strains of Staphylococcus aureus
(SA), and to confirm that a detected strain of MRSA is actually carrying the mec A gene, which confers methicillin resistance. This may avoid potential false positive clinical results, which might otherwise occur through detection of staphylococcus strains that are carrying an empty cassette without the mec A gene. We expect to submit the product to the FDA for 510k clearance during the fourth quarter this year."

"Orders have already been received for six of our 16-module GeneXpert systems. We expect to initiate delivery of these systems during the current quarter."

Because FDA clearances are taking longer than expected and due to the second quarter weakness of the Industrial market, we are adjusting our financial guidance for 2006."

"We currently expect our 2006 product sales to be in the range of $83.0 million to $86.0 million, based on anticipated sales from existing and new products and sales expected from the USPS program. We expect our 2006 net loss to be in the range of $12.0 million to $14.0 million or $0.23 to $0.27 per share based on expected weighted average shares outstanding of 52.3 million for the year ended December 31, 2006. This is inclusive of additional interest income to be generated from the proceeds of our follow-on offering, but does not include the Actigenics acquisition as noted below. We expect the crossover to profitability to occur during 2007. This does not include the effect of stock option expense under the requirements of SFAS 123(R)."

"As of June 30, 2006, the Company had $111.9 million in unrestricted cash and marketable securities."

"As a final note, we are also today announcing our first acquisition involving marker rights with the completion of the purchase of Actigenics, a small company in Toulouse, France. With a strong bioinformatics capability, Actigenics is one of the leaders in the discovery of microRNAs, a newly identified class of RNAs that are closely involved in gene expression and regulation. Of about 1500 predicted microRNAs in the human genome, only a few hundred have been found to be expressed. Actigenics has one of the largest portfolios of validated microRNAs in the world having discovered 88 novel microRNAs to date. By using their proprietary search algorithms, several hundred more novel micro RNA candidates have been identified and are being validated in their discovery pipeline. We believe these microRNAs may potentially provide the basis for a broad range of Cepheid proprietary markers for Cancer-specific markers, Infection-specific markers, Inflammation-specific markers, and surrogate markers of complex regulatory mechanisms."

"Actigenics possesses both therapeutic and diagnostic rights to their validated microRNAs. We currently plan to out-license therapeutic applications of these microRNAs as appropriate. However, we plan on maintaining the opportunity to develop diagnostic tests associated with those therapeutic applications."

CONFERENCE CALL INFORMATION

Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-218-9073 (domestic) or 303-262-2190 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through August 8, 2007. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through August 15, 2006; the conference ID is 11065928. The replay will be available after 6:30 pm (Eastern).

ABOUT CEPHEID

Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a molecular diagnostics company that develops, manufactures, and markets fully-integrated systems for genetic analysis in the clinical, industrial and biothreat markets. The company's systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. The company's easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the clinical market; food, agricultural, and environmental testing in the industrial market; and identifying bio-terrorism agents in the biothreat market. See www.cepheid.com for more information.

This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to clinical trials and FDA approvals, future product developments, the status of government funding, timing of future product releases, product performance, future revenues, future net losses and the status of the USPS BDS program and other product development efforts. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope of actual USPS funding in the future; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold; the fact that future levels of government funding are inherently uncertain; unforeseen development and manufacturing problems, including with respect to the GeneXpert(R) system, cartridges, and reagents; the need for additional licenses for new tests and other products and the terms of such licenses; our ability to complete clinical trials successfully in a timely manner for products to be marketed in clinical markets; uncertainties related to the FDA regulatory and European regulatory processes; our ability to successfully commercialize our stand-alone GeneXpert(R) system; lengthy sales cycles in certain markets; the performance and market acceptance of new products; sufficient customer demand in the other markets; our reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; unforeseen issues relating to integration of acquisitions; our success in increasing direct sales; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2005 and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

(FINANCIAL STATEMENTS FOLLOW)

                                     CEPHEID
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                              Three Months Ended           Six Months Ended
                                                   June 30,                    June 30,
                                           ------------------------    ------------------------
                                              2006          2005          2006          2005
                                           ----------    ----------    ----------    ----------
Revenues:
  Instrument sales                         $    4,030    $    7,262    $    8,568    $   13,621
  Reagent and disposable sales                 14,852        12,942        29,586        25,334
                                           ----------    ----------    ----------    ----------
     Total Product Sales                       18,882        20,204        38,154        38,955

  Contract revenues                               677           743         1,288         1,390
  Grant and government sponsored
   research revenues                              288           437           566           605
                                           ----------    ----------    ----------    ----------
     Total revenues                            19,847        21,384        40,008        40,950
                                           ----------    ----------    ----------    ----------
Costs and operating expenses:
  Cost of product sales                        11,683        11,743        23,076        22,017
  Collaboration profit sharing                  3,843         3,602         7,654         7,208
  Research and development                      5,807         4,538        11,636         9,044
  Selling, general and administrative           6,921         5,036        13,067         9,591
                                           ----------    ----------    ----------    ----------
     Total costs and operating expenses        28,254        24,919        55,433        47,860
                                           ----------    ----------    ----------    ----------
Loss from operations
                                               (8,407)       (3,535)      (15,425)       (6,910)
Other income (expenses), net                    1,365          (100)        1,711          (183)
                                           ----------    ----------    ----------    ----------
Net loss                                   $   (7,042)   $   (3,635)   $  (13,714)   $   (7,093)
                                           ==========    ==========    ==========    ==========
Basic and diluted net loss per share       $    (0.13)   $    (0.09)   $    (0.28)   $    (0.17)
                                           ==========    ==========    ==========    ==========
Shares used in computing basic and
 diluted net loss per share                    54,518        42,465        49,758        42,355
                                           ==========    ==========    ==========    ==========

                                     CEPHEID
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                  June 30,      December 31,
                                                    2006            2005
                                                ------------    ------------
                                                 (unaudited)         (1)
                   ASSETS
Current assets:
  Cash and cash equivalents                     $     31,444    $     16,072
  Marketable securities                               80,450          21,150
  Accounts receivable                                 10,747          13,976
  Inventory                                            9,156           7,989
  Prepaid expenses and other current assets            1,558             583
                                                ------------    ------------
Total current assets
                                                     133,355          59,770
Property and equipment, net                           14,291          13,000
Restricted cash                                          661             661
Intangible assets, net                                28,540          29,757
                                                ------------    ------------
Total assets                                    $    176,847    $    103,188
                                                ============    ============

    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $      9,588    $      9,293
  Accrued compensation                                 3,258           3,191
  Accrued royalties                                    2,317           3,115
  Accrued collaboration profit sharing                 3,843           4,371
  Accrued other liabilities                            3,038           2,441
  Current portion of deferred revenue                  3,026           2,963
  Current portion of license fee payable               7,104           8,538
  Line of credit                                           -           4,000
  Current portion of equipment financing                 822           2,297
                                                ------------    ------------
Total current liabilities                             32,996          40,209

Long term portion of deferred revenue                  3,471           4,402
Long term portion of license fees payable                  -             387
Long term portion of equipment financing,                 59           2,052
Deferred rent                                            789             735
Commitments
Shareholders' equity:
  Preferred stock                                          -               -
  Common stock                                       249,741         155,347
  Additional paid-in capital                          10,905           7,518
  Accumulated other comprehensive income                 101              39
  Accumulated deficit                               (121,215)       (107,501)
                                                ------------    ------------
Total shareholders' equity                           139,532          55,403
                                                ------------    ------------
Total liabilities and shareholders' equity      $    176,847    $    103,188
                                                ============    ============

(1) The balance sheet at December 31, 2005 has been derived from the Company's audited financial Statements, which are included in the Company's 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.